Exhibit 99.2


J. McNerney Remarks:



Good morning... I appreciate you joining us on short notice... and I look forward to having regular contact with you.

We've moved up the teleconference date because our results in the fourth quarter were below expectations, primarily due to the slowdown of the U.S. economy... especially in the latter part of the quarter.

We continued to do well internationally... with strong volume growth and profit margins of over 22 percent. Currency reduced our international sales by 9 percent... the largest impact in many quarters.

The big story, of course, is the significant slowdown in the U.S. economy. The magnitude of this slowing was greater than anticipated. We altered our spending... but the adjustments were not fast enough to achieve the earnings expectation for the quarter.

While the fourth quarter clearly was not what we wanted it to be, I think it's important to keep in mind that 2000 was a very good year for 3M. We increased earnings per share 11 percent... and we're committed to achieving double-digit growth in earnings per share again this year... despite our assumption of lower worldwide economic growth and continued negative currency effects.

With me this morning are Bob Burgstahler, our CFO, Ron Nelson, our Controller, and our Treasurer, Jan Yeomans. First, I'll turn the program over to Bob, who will review our results for the quarter.

Then, I'll return to present our outlook and plans to meet our earnings targets this year... despite entering a period of slower economic growth. Bob...



[Burgstahler remarks]:



Thanks, Jim.

If you've seen our press release, you know that our earnings for the quarter, excluding non-recurring items, were $1.12 per share, up about 2 percent from the fourth quarter of 1999.

We'll provide you with a full set of financial statements next week as scheduled, but I wanted to briefly review the key elements of our P&L for the quarter beginning with sales.

We increased sales volume about 8-1/2 percent from the fourth quarter of 1999. Selling prices were down a little less than 1-1/2 percent, mainly due to the carryover of reductions in our electronics business.

Currency translation reduced sales by nearly 5 percent for the total company due to weakness in both the euro and the yen.


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So, sales in dollars increased a little more than 2 percent from the year-earlier quarter.

Internationally, we increased volume 16 percent on a nominal basis and 12 percent adjusted for acquisitions. This rate of growth was the same as we achieved in the third quarter.

In Europe, we increased volume 9 percent on an organic basis and 19 percent including acquisitions. We posted good growth throughout the area.

In the Asia Pacific area, volume increased 18 percent, with strong growth in both Japan and the Asia region.

With respect to performance by business segment internationally, all six of our business segments posted volume gains, with growth particularly strong in our Electro and Communications, and our Transportation, Graphics and Safety businesses.

Our international volume gains were significantly offset by the stronger dollar. As Jim indicated, currency reduced our international sales by over 9 percent. Translation was negative by nearly 13 percent in Europe and by 7 percent in the Asia Pacific area.

In the United States, volume was basically unchanged from the year-earlier quarter. While we saw U.S. volume increases in our Electro and Communications, Consumer and Office, and Health Care businesses, unit sales declined in our more economically sensitive businesses, including tapes and abrasives, automotive products, fleet graphics and respiratory protection products.

Our Specialty Material business also experienced a decline in U.S. volume, impacted by the product-related phase out we've discussed with you in the past.

So, recapping sales, we continued to see strong volume growth internationally with gains significantly offset by currency while U.S. volume for the quarter was basically flat due to softness in the areas I mentioned.

Looking at the cost picture, cost of goods sold was 56.2 percent of sales, up four-tenths of a percentage point from the fourth quarter of 1999. Gross margins were negatively affected by flat U.S. volume, negative currency, higher raw material costs and acquisition effects.

SG&A was 26.3 percent of sales, up more than half a point from the year-earlier quarter. Adjustments in several areas of our discretionary spending were not fast enough to compensate for the dramatic slowing in the U.S. economy. We're aggressively addressing this area, as Jim will discuss in a moment.

SG&A also was impacted by greater advertising and promotional activity in our consumer and office business, and by increased investments to support new 3M pharmaceutical products.

Overall, operating income was 17.5 percent of sales, down one point from the year-earlier quarter.


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Non-operating expense was $5 million dollars higher than in the comparable quarter and our tax rate was 33 percent, bringing our rate for the full year to
34.5 percent. We expect our tax rate to continue at this level going forward.

Given this cost picture, our net profit margin for the quarter was 10.9 percent.

Per share earnings, as I mentioned, increased about 2 percent from the fourth quarter of 1999. Currency effects reduced earnings for the quarter by 5 cents a share.

So, that's a brief look at key elements of our P&L for the quarter.

Again, we'll be providing you with a full set of financial statements next week.



[McNerney remarks continued]:



Thanks, Bob.

Since the first of the year, I've been working with the management team to develop an action plan to exceed 10 percent earnings growth in an environment of slower economic growth... and assuming that currency effects continue at the current... or slightly more negative levels.

In other words, we're moving forward with a more conservative set of growth assumptions for the year... while maintaining our growth objectives over the longer term.

This more conservative plan assumes organic volume growth of about 6 percent...(with only marginal growth in the U.S. market)... with another 21/2 to 3 percentage points of growth provided by acquisitions. We expect pricing to be down about 1%.

Currency... for planning purposes... would reduce our worldwide sales by about
3%.

Our action plan to meet earnings targets under these circumstances is straightforward... to size our costs to achieve our earnings target while clearly anticipating significantly lower 2001 sales growth than had been anticipated.

We have in place strict cost controls to hold SG&A costs flat compared with the first quarter of 2000. This represents a running rate improvement of $50 million or 5% compared with the fourth quarter.

We expect mid-single-digit growth in first-quarter earnings as these accelerated cost-reduction efforts begin to take effect.

We will aggressively attack SG&A costs for the balance of the year with follow through on cost controls... and initial traction from several longer-term programs that are in the initial stages of implementation.


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These include:
* An initiative to more effectively prioritize our significant R&D commercialization investments across all of our businesses to further strengthen returns.
* Adoption and concentration of Six sigma across the company...(one way of doing business across all of 3M that will particularly help direct costs and cash)
* E-Productivity - taking full advantage of often web-based IT systems investments to increase productivity . . . (SG&A costs across the board will be the target)
* Leveraging the critical mass of 3M to achieve significant savings in sourcing and procurement...(we see a long-term minimum 500 million dollar opportunity).

     Aggressive and sustained implementation of these additional initiatives over time will help ensure that we consistently meet our financial objectives... while simultaneously funding 3M's existing growth initiatives such as:
* re-deploying resources into higher growth areas...
* selective and targeted acquisitions... and
* driving global market penetration to its full potential.
These growth initiatives, already in place even as the downturn hits us, should also gain momentum as economic conditions improve.

Despite the disappointment in the fourth quarter, 2000 was a very good year for 3M. With the aggressive cost actions now in effect, I want to reiterate our commitment to earnings growth in 2001. At the same time, our focus is on the future.

3M's bright future prospects are built on the fundamental strengths of the company:
A strong portfolio...

Leading market positions...
An efficient and increasingly competitive infrastructure...
Unequalled international capabilities...and
An underlying emphasis on innovation, creation and new product generation.

We will continue to convert these strengths into market success and accelerated earnings growth. In fact, these same strengths are what attracted me to 3M in the first place.

All of these elements - combined with an enhanced level of accountability across the entire organization -- give me confidence that we will meet our short- and long-term expectations.

                                     (Pause)

Thank you... we'll now address your questions.